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                                                                     EXHIBIT 3.3
                                     FORM OF

                           THIRD AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              ACORN PRODUCTS, INC.


         The undersigned, for the purpose of amending and restating the Certificate of Incorporation of Acorn Products, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

(1) The name of the Corporation is Acorn Products, Inc.

(2) The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware under the Corporation's prior name of New Vision, Incorporated, was November 3, 1993.

(3) Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation was adopted by the Corporation's Board of Directors and stockholders, the stockholders of the Corporation having approved the Second Amended and Restated Certificate of Incorporation at a meeting of the stockholders on November 20, 2002. The Amended and Restated Certificate of Incorporation restates and integrates the provisions of the Certificate of Incorporation of the Corporation.

(4) The Certificate of Incorporation of Acorn Products, Inc. is hereby amended and restated in its entirety as follows:

FIRST: The name of the Corporation (hereinafter called the "Corporation") is Acorn Products, Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington 19805, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares which the corporation shall have authority to issue is Two Hundred One Million (21,000,000) consisting of:

         (a) 20,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"); and

         (b) 1,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion or exchange rights,

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redemption price and liquidation preference, of any series of the Preferred
Stock, and to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

         (c)      Express Terms of the Series A Convertible Preferred Stock.

                  Section 1. DESIGNATION AND AMOUNT. The shares of such series of Preferred Stock will be designated as Series A Convertible Preferred Stock (the "SERIES A CONVERTIBLE PREFERRED STOCK"), and the number of shares constituting the Series A Convertible Preferred Stock will be
         827. The liquidation preference of the Series A Convertible Preferred Stock shall be equal to $10,000.00 per share (the "LIQUIDATION PREFERENCE AMOUNT"). For the purposes of Section 154 of the DGCL, the amount to be represented as capital for each share of Series A Convertible Preferred Stock is and shall at all times be $10,000.00.

                  Section 2. RANK. The Series A Convertible Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to the Junior Stock.

                  Section 3.        DIVIDENDS.

                                    (a) Each of the holders of record of the
                           Series A Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board, and out of any funds legally available for the purpose, cumulative dividends at the Dividend Rate and in the manner provided herein in preference to the payment of dividends on any Junior Stock. Dividends on each share of the Series A Convertible Preferred Stock shall accumulate and accrue on each such share from the Issuance Date and shall accumulate and accrue from day to day thereafter, whether or not earned or declared. Dividends shall not be affected by the transfer of shares of Series A Convertible Preferred Stock thereafter or the cancellation and issuance or reissuance of certificates evidencing such shares. So long as any shares of Series A Preferred Stock are issued and outstanding, the Corporation shall not pay cash dividends on any Junior Stock, or purchase, redeem or retire, or make any payment on account of, or set apart for payment, cash for a sinking or other similar fund for, the purchase, redemption or retirement of, any Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any Junior Stock, whether directly or indirectly, except as otherwise provided in
                           Section 8(a). Dividends on the Junior Stock may be declared and paid in the form of additional shares of the applicable series and class of such Junior Stock, in accordance with the terms of the Junior Stock. The holders of the Series A Preferred Stock also shall be entitled to participate pari passu with the holders of the Common Stock in any and all dividends or other distributions declared on the Common Stock, based on the number of shares of Common Stock that holders of the Series A Preferred Stock would have obtained had the Series A Preferred Stock (together with accrued but unpaid dividends thereon) been converted in full immediately prior to the date of such dividend at the Conversion Price.

                                    (b) Dividends will be calculated on a daily
                           basis on each share of Series A Convertible Preferred Stock at the Dividend Rate on the Liquidation Preference Amount thereof. To the extent not paid in cash quarterly on March 15, June 15, September 15 or December 15 of


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                           any year (each a "DIVIDEND REFERENCE DATE"),
                           commencing September 15, 2002, all dividends on the Series A Convertible Preferred Stock which have been accrued during the three-month period (or other period in the case of the first Dividend Reference
                           Date) ending on such Dividend Reference Date (each, a "DIVIDEND ACCRUAL PERIOD"), whether or not earned or declared, will, without duplication, be added to the Liquidation Preference Amount of the outstanding shares of Series A Convertible Preferred Stock on such Dividend Reference Date and will remain a part thereof until such shares of Series A Convertible Preferred Stock are redeemed, repurchased or otherwise retired in accordance with the terms hereof. If any Dividend Reference Date is not a Business Day, the dividend otherwise due on such date shall be paid on the next following Business Day (and this extension shall be included in the determination of such dividend payment).

                                    (c) Each share of Series A Convertible
                           Preferred Stock shall be entitled to share ratably with each other share of Series A Convertible Preferred Stock in such dividends as may be paid at such time and in such amounts as shall be determined by the Board from time to time.

                  Section 4. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any (i) Deemed Liquidation Event (as defined below) or (ii) an actual liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, other than in connection with a Deemed Liquidation Event (an "ACTUAL LIQUIDATION EVENT"), each holder of Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Stock, the Liquidation Preference Amount plus any accrued and unpaid dividends owing with respect to the Series A Convertible Preferred Stock on such date.

         "DEEMED LIQUIDATION EVENT" means (i) a merger, consolidation, reorganization, business combination or other change in control transaction involving the Corporation or a sale of shares of capital stock of the Corporation in any such case in which any person or group other than POF and/or the TCW Entities acquires 50% or more of the Common Stock of the Company or (ii) a sale or other disposition of assets representing 50% or more of the assets of the Corporation and its Subsidiaries.

                  Section 5. VOTING RIGHTS. Other than the voting and approval rights provided in the Stockholders Agreement or as required by law, the holders of Series A Convertible Preferred Stock shall not have any voting rights.

                  Section 6. CONVERSION.

                                    (a) CONVERSION INTO COMMON STOCK.
                           Immediately upon expiration of the Rights Offering (as defined in the Purchase Agreement), all of the Series A Convertible Preferred Stock shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (y) the Liquidation Preference Amount of the Series A Convertible Preferred Stock (plus amounts in respect of accrued and unpaid dividends thereon) by (z) the Conversion Price; provided, that the Series A Convertible Preferred Stock shall not be converted and shall remain outstanding in the event of any of the following has occurred: (1) the threatened or actual loss or

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                           termination of employment of a Key Employee (as
                           defined in the Purchase Agreement), (2) the occurrence of a Material Adverse Effect (as defined in the Purchase Agreement), or (3) the occurrence, or likely occurrence, of a default or event of default with respect to any loan facility or loan agreement of the Corporation or UnionTools, Inc.

                                    (b) MECHANICS OF CONVERSION. Promptly
                           following the conversion of the Series A Convertible Preferred Stock pursuant to subsection (a) above, each holder of Series A Preferred Convertible Stock shall surrender their certificates of Series A Convertible Preferred Stock at the office of the Corporation, or at such other place designated by the Corporation. The Corporation shall, immediately upon receipt of such certificates of Series A Convertible Preferred Stock, issue and deliver to or upon the order of the Holder and/or its designees, against delivery of such certificates of Series A Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Upon receipt of such certificate or certificates, each holder of Series A Convertible Preferred Stock shall mark the certificates representing such Series A Convertible Preferred Stock "cancelled" and return them to the Corporation. The Corporation shall promptly effect such issuance and shall transmit the certificates to the Holder or its designees. Such conversion shall be deemed to have been made immediately prior to the close of business on the date on which the sale of Common Stock pursuant to the Rights Offering is consummated. The Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares at the close of business on such date.



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                  Section 7. REDEMPTION. Except as expressly provided in this
         Section 7, the Corporation shall not have the right to purchase, call, redeem or otherwise acquire for value, and no stockholder of the Corporation shall have the right to require the Corporation to purchase, call, redeem or otherwise acquire for value any or all of the shares of Series A Convertible Preferred Stock.

                                    (a) MANDATORY REDEMPTION. Subject to the
                           provisions of Section 6, the Series A Convertible Preferred Stock shall be redeemed by the Corporation on June 15, 2005 at a price per share equal to the product of (a) the Liquidation Preference Amount plus accrued and unpaid dividends thereon multiplied by
                           (b) two (2) (the "REDEMPTION PRICE").

                                    (b) OPTIONAL REDEMPTION. The Corporation
                           will have the right to redeem all of the Series A Convertible Preferred Stock at any time after the date of issuance but prior to the third anniversary of the Issuance Date at a price equal to the Redemption Price.

                                    (c) PROCEDURE FOR REDEMPTION. Any holder of
                           shares of Series A Convertible Preferred Stock may exercise such holders' right to redemption pursuant to this Section 7 and the Corporation may exercise its right to redemption pursuant to Section 7 by such holder giving the Corporation or the Corporation giving such holder, as the case may be, written notice not less than ten calendar days prior to the date on which the redemption will actually occur, which notice will set forth the date for such redemption. Any date upon which a redemption is required to occur in accordance with Section 7 will be referred to as a "REDEMPTION DATE." The aggregate Redemption Price will be payable on the Redemption Date.

                                    (d) REDEMPTION PROHIBITED. If, at a
                           Redemption Date, the Corporation fails for any reason to redeem shares of Series A Convertible Preferred Stock, including without limitation due to a prohibition of such redemption under the applicable sections of the DGCL, then during the period from the Redemption Date through the date on which such shares are redeemed, the shares of Series A Convertible Preferred Stock not redeemed will remain outstanding and entitled to all of the rights and preferences provided in this Certificate of Designation.

                                    (e) DIVIDEND AFTER REDEMPTION DATE. From and
                           after the Redemption Date, no shares of Series A Convertible Preferred Stock subject to redemption will be entitled to any further dividends pursuant to
                           Section 3 hereof; provided, however, that in the event that shares of Series A Convertible Preferred Stock are unable to be redeemed and continue to be outstanding in accordance with Section 7(d) hereof, such shares will continue to be entitled to dividends thereon as provided in Section 3 until the date on which such shares are actually redeemed by the Corporation.

                                    (f) SURRENDER OF CERTIFICATES. Upon receipt
                           of the applicable Redemption Price, each holder of shares of Series A Convertible Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an affidavit of loss with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Series A Convertible Preferred Stock or such office or offices in the continental


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                           United States of an agent for redemption as may from
                           time to time be designated by notice to the holders of Series A Convertible Preferred Stock, and each surrendered certificate will be canceled and retired.

                  Section 8. RESTRICTIONS AND LIMITATIONS. So long as any Series A Convertible Preferred Stock remains issued and outstanding, the Corporation may not, without the approval by vote or written consent of the holders of a majority of the Series A Convertible Preferred Stock:

                                    (a) redeem, purchase or otherwise acquire
                          for value (or pay into or set aside for a sinking fund for such purpose) any Junior Stock or any other shares of its capital stock, other than (i) purchases, redemptions or other acquisitions of Junior Stock or options or warrants to purchase Junior Stock from directors, officers or existing or former employees of the Corporation or its Subsidiaries pursuant to the terms of any employee benefit plan or employment or other agreement in existence on the Issuance Date,
                          (ii) purchases, redemptions or other acquisitions of Junior Stock or options or warrants to purchase Junior Stock from directors, officers or employees of the Corporation or its Subsidiaries pursuant to the terms of any employee benefit plan or employment or other agreement adopted or executed following the Issuance Date, provided that such redemptions, repurchases or acquisitions pursuant to this clause (ii) are unanimously approved by the Board, and (iii) except as provided in Section 7 hereof;

                                    (b) amend, alter or repeal the amended
                          articles of incorporation or the bylaws of the Corporation in any manner which would have a material adverse effect on the terms and conditions of the Series A Convertible Preferred Stock;

                                    (c) declare or pay any dividends or make any
                          distributions with respect to any Junior Stock, except for dividends payable in the form of additional shares of Junior Stock, in accordance with the terms of the Junior Stock;

                                    (d) authorize or issue, or obligate itself
                           to authorize or issue, additional Series A
                           Convertible Preferred Stock; or

                                    (e) authorize or issue, obligate itself to
                          authorize or issue, any shares of capital stock, or any other options, warrants, securities or debt instruments exchangeable for or convertible into any such shares of capital stock (other than the Series A Convertible Preferred Stock), senior to or on par with the Series A Convertible Preferred Stock as to liquidation preferences, dividend rights, conversion rights, redemption rights, preemptive rights or otherwise.

                  Section 9. NO REISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK. No share or shares of Series A Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, or otherwise shall be reissued, and, upon such event, all such shares shall resume the status of authorized but unissued shares of Preferred Stock.

                  Section 10. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A Convertible Preferred Stock and, in the case of loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A


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         Convertible Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

                  Section 11. FRACTIONAL SHARES. Fractional shares of Series A Convertible Preferred Stock may be issued.

                  Section 12. DEFINITIONS. For purposes of this Certificate of Designation, the following definitions shall apply:

                                    "ACTUAL LIQUIDATION EVENT" has the meaning
                           set forth in Section 4.

                                    "AFFILIATE" means any Person that directly
                           or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Person specified. No Person shall be deemed to be an Affiliate of another Person solely as a consequence of the issuance of the Series A Convertible Preferred Stock or the Stockholders Agreement or the transactions contemplated thereby.

                                    "BOARD" means the board of directors of the
                          Corporation or any entity that survives a merger, reorganization or consolidation to which the Corporation is a party.

                                    "BUSINESS DAY" means a day other than
                           Saturday, Sunday or a statutory holiday on which banking institutions in New York are authorized to close, and in the event that any action to be taken hereunder falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.

                                    "COMMON STOCK" means the common stock, par
                          value $0.001 per share, of the Corporation.

                                    "CONVERSION PRICE" means $0.50 per share
                           initially (as adjusted for stock splits, stock dividends and similar combinations and, at the reasonable discretion of the Board, to prevent dilution of the ownership interest in the Corporation's Common Stock of the holders of the Series A Convertible Preferred Stock from the issuance of shares, options, warrants, securities or other rights to purchase Common Stock of the Corporation (other than as contemplated in the Purchase Agreement)).

                                    "CORPORATION" means Acorn Products, Inc., a
                           Delaware corporation.

                                    "DEEMED LIQUIDATION EVENT" has the meaning
                           set forth in Section 4(d).

                                    "DGCL" means the General Corporation Law of
                           the State of Delaware.

                                    "DIVIDEND ACCRUAL PERIOD" has the meaning
                           set forth in Section 3(b).

                                    "DIVIDEND RATE" means 12% per annum,
                           provided that if the sale of Common Stock pursuant to the Rights Offering shall not have


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                           been consummated and the conversion of the Series A
                           Convertible Preferred Stock shall not have occurred on or prior to December 15, 2002, "Dividend Rate" shall mean 19% per annum and such rate shall be deemed to have applied at all times following the Issuance Date.

                                    "DIVIDEND REFERENCE DATE" has the meaning
                           set forth in Section 3(b).

                                    "ISSUANCE DATE" means for any share of
                           Series A Convertible Preferred Stock, the date on which such share of Series A Convertible Preferred Stock is issued.

                                    "JUNIOR STOCK" means the Common Stock and
                           all other classes and series of the capital stock of the Corporation, whether presently outstanding or hereafter authorized, issued or outstanding.

                                    "LIQUIDATION EVENT" means an Actual
                           Liquidation Event or a Deemed Liquidation Event.

                                    "LIQUIDATION PREFERENCE AMOUNT" has the
                           meaning set forth in Section 1.

                                    "PERSON" means an individual, corporation,
                           partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.

                                    "POF" means the OCM Principal Opportunities
                           Fund, L.P., a Delaware limited partnership.

                                    "PURCHASE AGREEMENT" means the Purchase
                           Agreement, dated as of June 26, 2002, among the Corporation, UnionTools, Inc. and the other parties named therein, pursuant to which the 12% Exchangeable Notes of UnionTools, Inc. were exchanged for shares of the Series A Convertible Preferred Stock of the Corporation.

                                    "REDEMPTION DATE" has the meaning set forth
                           in Section 7(c).

                                    "SERIES A CONVERTIBLE PREFERRED STOCK" means
                           the Series A Convertible Preferred Stock, liquidation preference $10,000.00 per share, of the Corporation.

                                    "SUBSIDIARY" means, with respect to the
                           Corporation, any Person of which securities or other ownership interest having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Corporation or a Subsidiary of the Corporation.

                                    "TCW ENTITIES" means, collectively, TCW
                           SPECIAL CREDITS FUND III, a California limited partnership, TCW SPECIAL CREDITS FUND IIIB, a California limited partnership, TCW SPECIAL CREDITS TRUST IIIB, a California collective investment trust, THE COMMON FUND FOR BOND INVESTMENTS, INC., a New York corporation, DELAWARE STATE EMPLOYEES' RETIREMENT FUND, WEYERHAEUSER COMPANY MASTER


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                           RETIREMENT TRUST (TCW), TCW SPECIAL CREDITS TRUST, a
                           California collective investment trust, TCW SPECIAL CREDITS TRUST IV, a California collective investment trust ,TCW SPECIAL CREDITS TRUST IV-A, a California collective investment trust, TCW SPECIAL CREDITS FUND IV, a California limited partnership, and TCW SPECIAL CREDITS PLUS FUND, a California limited partnership.

                  Section 13. PAYMENT RIGHTS SUBJECT TO CREDIT AGREEMENT. Notwithstanding anything contained or implied herein to the contrary, any right of redemption and any right to receive dividends, liquidation preferences or other payments pursuant to the provisions hereof other than any such payment made in additional shares of Series A Convertible Preferred Stock or pursuant to the provisions of Section 6 hereof (collectively, the "Payment Rights") are subject in all respects to the terms and conditions of that certain Revolving Credit, Term Loan and Security Agreement, dated as of June 28, 2002 by and among the Corporation, the Borrower Subsidiaries named therein and CapitalSource Finance LLC, as Agent for the Lenders named therein (the "Credit Agreement"), and (ii) any and all such Payment Rights are subordinate and subject in right and time of payment to the prior indefeasible payment in full in cash of all obligations of the Corporation under the Credit Agreement.

FIFTH:  Transfer Restrictions.

         (a) PROHIBITED TRANSFER; EXCESS STOCK. Except as provided in Section (f), until the Restriction Termination Date, any attempted direct or indirect Transfer of Stock shall be deemed a "Prohibited Transfer" if (i) such Transfer would increase the Percentage of Stock Owned by any Person that (or by any person whose Stock is or by virtue of such Transfer would be attributed to any Person that), either after giving effect to the attribution rules (including the option attribution rules) of Section 382 or without regard to such attribution rules, Owns, by virtue of such Transfer would Own, or has at any time since the period beginning three years prior to the date of such Transfer, Owned, Stock in excess of the Limit, and (ii) such Transfer would cause an "ownership change" of the Corporation within the meaning of Section 382. Notwithstanding the foregoing, any Transfer by or to POF or the TCW Entities, or any of their respective affiliates, shall not be deemed to be a Prohibited Transfer. Except at otherwise provided in Section (e), the Stock or Option sought to be Transferred in the Prohibited Transfer shall be deemed "Excess Stock."

         (b) TRANSFER OF EXCESS STOCK TO TRANSFEREE. Except as otherwise provided in Section (e), a Prohibited Transfer shall be void ab initio as to the Purported Transferee in the Prohibited Transfer and such Purported Transferee shall not be recognized as the owner of the Excess Stock for any purpose and shall not be entitled to any rights as a stockholder of the Corporation arising from the ownership of Excess Stock, including, but not limited to, the right to vote such Excess Stock or to receive dividends or other distributions in respect thereof or, in the case of Options, to receive Stock in respect of their exercise. Any Excess Stock shall automatically be transferred to the Trustee in trust for the benefit of the Charitable Beneficiary, effective as of the close of business on the business day prior to the date of the Prohibited Transfer; provided, however, that if the transfer to the trust is deemed ineffective for any reason, such Excess Stock shall nevertheless be deemed to have been automatically transferred to the person selected as the Trustee at such time, and such person shall have rights consistent with those of the Trustee as described in this section and in Section (c) below. Any dividend or other distribution with respect to such Excess Stock paid prior


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                  to the discovery by the Corporation that the Excess Stock has been transferred to the Trustee ("Prohibited Distributions") shall be deemed to be held by the Purported Transferee as agent for the Trustee, and shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee. Any vote cast by a Purported Transferee with respect to Excess Stock prior to the discovery by the Corporation that the Excess Stock has been transferred to the Trustee will be rescinded as void and shall be recast in accordance with the desires of the Trustee acting for the sole benefit of the Charitable Beneficiary. The Purported Transferee and any other Person holding certificates representing Excess Stock shall immediately surrender such certificates to the Trustee. The Trustee shall have all the rights of the owner of the Excess Stock, including the right to vote, to receive dividends or other distributions, and to receive proceeds from liquidation, which rights shall be exercised for the sole benefit of the Charitable Beneficiary.

         (c) DISPOSITION OF EXCESS STOCK. As soon as practicable following receipt of notice from the Corporation that Excess Stock has been transferred to the Trustee, the Trustee shall take such actions as it deems necessary to dispose of the Excess Stock in an arm's-length transaction that would not constitute a Prohibited Transfer. Upon the disposition of such Excess Stock, (i) the interest of the Charitable Beneficiary in the Excess Stock shall terminate, and (ii) the Trustee shall distribute the net proceeds of the sale as follows: (a) the Purported Transferee shall receive an amount of the net proceeds of such sale not to exceed the Purported Transferee's cost incurred to acquire such Excess Stock, or, if such Excess Stock was Transferred for less than fair market value on the date of the Prohibited Transfer, the fair market value of the Excess Stock on the date of the Prohibited Transfer, in each case less all costs incurred by the Corporation, the Trustee and the Transfer Agent in enforcing the Restrictions, and (b) the Charitable Beneficiary shall receive the balance of the net proceeds from the sale of the Excess Stock, if any, together with any Prohibited Distributions received from the Purported Transferee and any other distributions with respect to such Excess Stock while such Stock was held by the Trustee. In the event the Purported Transferee has disposed of the Excess Stock and distributed the proceeds and other amounts otherwise than in accordance with this section, then (w) such Purported Transferee shall be deemed to have disposed of such Excess Stock as an agent for the Trustee, (x) such Purported Transferee shall be deemed to hold such proceeds and any Prohibited Distributions as an agent for the Trustee, (y) such Purported Transferee shall be required to return to the Trustee the proceeds from such sale, together with any Prohibited Distributions theretofore received by the Purported Transferee with respect to such Excess Stock, provided that upon receipt of written permission from the Trustee, the Purported Transferee will be entitled to retain an amount of such sale proceeds not to exceed the amount that such purported Transferee would have received from the Trustee if the Trustee had obtained and resold the Excess Stock, and (z) the Trustee shall transfer any remaining proceeds to the Charitable Beneficiary. Neither the Trustee, the Corporation, the Purported Transferee nor any other party shall claim an income tax deduction with respect to any transfer to the Charitable Beneficiary and neither the Trustee nor the Corporation shall benefit in any way from the enforcement of the Restrictions, except insofar as these restrictions protect the Corporation's Income Tax Net Operating Loss Carryover. Neither the Trustee, the Corporation nor the Transfer Agent shall have any liability to any Person for any loss arising from or related to a Prohibited Transfer.

         (d) TRANSFER AGENT'S RIGHTS AND RESPONSIBILITIES. The Transfer Agent shall not register any Transfer of Stock on the Corporation's stock transfer records if it has knowledge that such Transfer is a Prohibited Transfer. The Transfer Agent shall have the right, prior and as a condition to registering any Transfer of Stock on the Corporation's stock transfer records, to request any transferee of the Stock to submit an affidavit, on a form agreed to by the Transfer Agent and the Corporation, stating the number of shares of each class of Stock Owned by the transferee (and by Persons who would Own the transferee's Stock) before the proposed Transfer and that would, if effect were given to the proposed Transfer, be Owned by the transferee (and by Persons who would Own the prospective Transferee's Stock) after the proposed Transfer. If either (i) the Transfer Agent does not receive such affidavit, or (ii) such affidavit evidences that the Transfer was a Prohibited Transfer, the Transfer Agent shall notify the Corporation and shall not enter the Prohibited Transfer into the Corporation's stock transfer records, and the Trustee, the Corporation and the Transfer Agent shall take such steps as provided in the Restrictions in order to dispose of the Excess Stock purportedly Owned by such Purported Transferee. If the Transfer Agent, for whatever reason, enters a Prohibited Transfer in the Corporation's stock transfer records, such Transfer shall be nonetheless void ab initio and shall have no force and effect, in accordance with the Restrictions, and the Corporation's stock transfer records shall be revised to so provide.

         (e) CERTAIN INDIRECT PROHIBITED TRANSFERS. In the event a Transfer would be a Prohibited Transfer as a result of attribution to the Purported Transferee of the Ownership of Stock by a person (an "Other Person") who is not controlling, controlled by or under common control with the Purported Transferee, which Ownership is nevertheless attributed to the Purported Transferee, the Restrictions shall not apply in a manner that would invalidate any Transfer to such Other Person, and the Purported Transferee and any Persons controlling, controlled by or under common control with the Purported Transferee (collectively, the "Purported Transferee Group") shall automatically be deemed to have transferred to the Trustee at the time and in a manner consistent with Section B hereof, sufficient Stock (which Stock shall (i) consist only of Stock held legally or beneficially, whether directly or indirectly, by any member of the Purported Transferee Group, but not Stock held through any Other Person, other than shares held through a Person acting as agent or fiduciary for any member of the Purported Transferee Group, (ii) be deemed transferred to the Trustee, in the inverse order in which it was acquired by members of the Purported Transferee Group, and (iii) be treated as Excess Stock) to cause the Purported Transferee, following such transfer to the Trustee, not to be in violation of the Restrictions; provided, however, that to the extent the foregoing provisions of this Section E would not be effective to prevent a Prohibited Transfer, the Restrictions shall apply to such other Stock Owned by the Purported Transferree (including Stock actually owned by Other Persons), in a manner designed to minimize the amount of Stock subject to the Restrictions or as otherwise determined by the Board of Directors to be necessary to prevent a Prohibited Transfer (which Stock shall be treated as Excess Stock).

         (f)      EXCEPTIONS. The term "Prohibited Transfer" shall not include:
                  (i) any Transfer described in Section 382(1)(3)(B) of the Code (relating to transfers upon death or divorce and certain gifts) if all Persons who would Own the Stock Transferred would be treated for purposes of Section 382 as having Owned such Stock at all times beginning more than three (3) years prior to the date of the Transfer, and (ii) any Transfer with respect to which the Person who would otherwise be the Purported Transferee obtains or is granted the prior written approval of the Board of Directors of the Corporation, which approval shall be granted in its sole and absolute discretion after considering all facts and circumstances, including but not limited to future events the occurrence of which are deemed by the Board of Directors of the Corporation to be reasonably possible.

         (g) LEGEND. All certificates or other instruments evidencing Ownership of Stock shall bear a conspicuous legend describing the restrictions. The Board of Directors shall take such actions as it deems necessary to substitute certificates evidencing ownership of Stock and bearing such legend for certificates not bearing such legend.

         (h) PROMPT ENFORCEMENT; FURTHER ACTIONS. As soon as practicable and within thirty (30) business days of learning of a purported Prohibited Transfer, the Corporation through its Secretary or any assistant Secretary shall demand that the Purported Transferee (or any other member of the Purported Transferee Group) surrender to the Trustee the certificates representing the Excess Stock or any resale proceeds therefrom, and any Prohibited Distributions or other dividends or distributions received thereon, and if such surrender is not made within twenty (20) business days from the date of such demand, the Corporation shall institute legal proceedings to compel such surrender and for compensatory damages on account of any failure to take such actions; provided, however, that nothing in this Section (h) shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that failure of the Corporation to act within the time periods set out in this section shall not constitute a waiver of any right of the Corporation to compel any transfer required hereby. Upon a determination by the Board of Directors that there has been or is threatened a Prohibited Transfer, the Board of Directors may authorize such additional action as it deems advisable to give effect to the Restrictions, including, without limitation, refusing to give effect on the books of the Corporation to any such purported Prohibited Transfer or instituting proceedings to enjoin any such purported Prohibited Transfer. Nothing contained in the Restrictions shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of the holders of its securities in preserving the Income Tax Net Operating Loss Carryover, including, but not limited to, refusing to give effect to any Prohibited Transfer or other action on the books of the Corporation or instituting proceedings to enjoin any Prohibited Transfer or other action; provided, however, that any Prohibited Transfer shall nevertheless result in the consequences otherwise described in the Restrictions.

         (i) BOARD AUTHORITY TO INTERPRET. The Board of Directors shall have the authority to interpret the provisions of the Restrictions for the purpose of protecting the Income Tax Net Operating Loss Carryover. Any such interpretation shall be final and binding on any Person who Owns or purports to acquire Ownership of Stock.

         (j) DAMAGES. Any person who knowingly violates the Restrictions, and any persons controlling, controlled by or under common control with such a person, shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in or elimination of the Corporation's ability to utilize its Income Tax Net Operating Loss Carryover, and attorneys' and accountants' fees incurred in connection with such violation.

         (k) SEVERABILITY. If any part of the Restrictions are judicially determined to be invalid or otherwise unenforceable, such invalidity or unenforceability shall not affect the remainder of the Restrictions, which shall be thereafter interpreted as if the invalid or unenforceable part were not contained herein, and, to the maximum extent possible, in a manner consistent with preserving the ability of the Corporation to utilize to the greatest extent possible the Income Tax Operating Loss Carryover.

         (l) EFFECT ON NASDAQ TRANSACTIONS. Nothing in the Restrictions shall preclude the settlement of a transaction entered into through the facilities of Nasdaq. The Stock that is the subject of such transaction shall continue to be subject to the terms and Restrictions after such settlement.

         (m)      DEFINITIONS.

                  "Charitable Beneficiary" shall mean one or more organizations described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code designated in writing by the Corporation.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended and as it may be amended from time to time hereafter.

                  "Common Stock" shall mean the common stock of the Corporation, $0.001 par value per share.

                  "Control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or decisions of a Person, whether through the ownership of voting securities, by contract, family relationship or otherwise. The terms "controlling," "controlled by" and "under common control with" shall have correlative meanings. A Person shall be deemed to control or be under common control with a Purported Transferee if the Excess Stock Owned by such Person is treated as Owned by the Purported Transferee by virtue of the family attribution rules of Section 318 of the Code.

                  "5% Stockholder" shall mean any Person or Public Group who is a "5-percent stockholder" of the Corporation within the meaning of Section 382, substituting "4.5 percent" for "5 percent" each place it appears therein.

                  "Income Tax Net Operating Loss Carryover" shall mean the net operating loss, capital loss, net unrealized built-in loss, general business credit, alternative minimum tax credit, foreign tax credit and any other carryovers or losses as determined for United States federal income tax purposes that are or could become subject to limitation under Section 382, and to which the Corporation is entitled under the Code and Regulations, at any time during which the Restrictions are in force.

                  "Limit" shall mean 4.5 Percent of the Stock.

                  "Option" shall mean any interest that could give rise to the Ownership of Stock and that is an option, contract, warrant, convertible instrument, put, call, stock subject to a risk of forfeiture, pledge of stock or any interest that is similar to any of such interests or any other interest that would be treated, under paragraph (d)(9) of Treasury Regulation Section 1.382-4, in the same manner as an option, whether or not any of such interests is subject to contingencies.

                  "Own," and all derivations of the word "Own," shall mean any direct or indirect, actual or beneficial interest, including, except as otherwise provided, a constructive ownership interest under the attribution rules (including the option attribution rules) of Section 382. In determining whether a Person Owns an amount of Stock in excess of the Limit, Options Owned by such Person (or other Persons whose Ownership of Stock is or would be attributable under Section 382 to such Person) shall be treated as exercised (and the Stock that would be acquired by such exercise as outstanding) and Options Owned by other Persons shall be treated as not exercised (and the Stock that would be acquired by such exercise as outstanding) and Options Owned by other Persons shall be treated as not exercised (and the Stock that would be acquired if such Options owned by other Persons were exercised shall be treated as not outstanding), in each case without regard to whether such treatment would result in an ownership change within the meaning of Section 382. In determining whether a Transfer that is an exercise, conversion or similar transaction with respect to an Option increases the Percentage Ownership of Stock of any Person or Public Group, such Option shall be treated as if it were not Owned by such Person immediately prior to such Transfer.

                  "Percent," "Percentage" or "%" shall mean percent or percentage by value.

                  "Person" shall mean any individual (other than a Public Group treated as an individual under Section 382) or any "entity" as that term is defined in Regulations Section 1.382-3(a).

                  "Public Group" shall have the meaning assigned to such term in the applicable Regulations under Section 382.

                  "Purported Transferee" shall mean a Person or Public Group who acquires Ownership of Excess Stock in a Prohibited Transfer or, except as otherwise provided in the Restrictions, any subsequent transferee of such Excess Stock.

                  "Purported Transferor" shall mean a Person who Transfers Excess Stock in a Prohibited Transfer.

                  "Regulations" shall mean Treasury Regulations, including proposed or temporary regulations, promulgated under the Code, as the same may be amended from time to time. References herein to specific provisions of temporary Regulations shall include the analogous provisions of final Regulations or other successor Regulations.

                  "Restriction Effective Date" shall mean November 20, 2002.

                  "Restriction Termination Date" shall mean the earliest to occur of (a) the end of the tenth year following the Restriction Effective Date, (b) the first day of the first taxable year following the taxable year (or years) in which the Income Tax Net Operating Loss Carryover has been reduced to zero, or (c) the date upon which the Board of Directors has determined that there has been a change in law (including but not limited to the repeal of Section 382 without a successor provision that places restrictions on the Income Tax Net Operating Loss Carryover based on changes of ownership of the Corporation's Stock similar to Section 382) eliminating the need for the Restrictions in order to preserve the Corporation's ability to utilize the Income Tax Net Operating Loss Carryover.

                  "Restrictions" shall mean the restrictions on the Transfer and Ownership of Stock as set forth in this Article FIFTH.

                  "Section 382" shall mean Section 382 of the Code and the Regulations promulgated thereunder, and any successor statute and regulations.

                  "Stock" shall mean the Common Stock and any interest in the Corporation that would be treated as stock under Section 382, without regard to clauses (ii)(B) and (iii)(B) of paragraph
                  (f)(18) of Temporary Treasury Regulation Section 1.382-2T (but only if, in determining the Ownership by any Person of Stock, the uniform treatment of such interest as Stock or as not Stock, as the case may be, would increase such Person's Percentage Ownership of Stock), and shall also include any Stock the ownership of which may be acquired by the exercise of an Option.

                  "Transfer" shall mean any direct or indirect acquisition or disposition of stock, whether by sale, exchange, merger, consolidation, transfer, assignment, conveyance, distribution, pledge, inheritance, gift, mortgage, the creation of any security interest in, or lien or encumbrance upon, or any other acquisition or disposition of any kind and in any manner, whether voluntary or involuntary, knowing or unknowing, by operation of law or otherwise. Notwithstanding any understandings or agreements to which an Owner of Stock is a party, any arrangement, the effect of which is to transfer any or all of the rights arising from Ownership of Stock, shall be treated as a Transfer. A Transfer shall also include
                  (i) a transfer of an interest in an entity and a change in the relationship between two or more Persons that results in a change in the Ownership of Stock and (ii) the creation, grant, exercise, conversion, Transfer or other disposition of or with respect to an Option, regardless of whether such Option previously had been treated as exercised or converted for any other purpose.

                  "Transfer Agent" means the Person responsible for maintaining the books and records in which are recorded the ownership and transfer of shares of Stock or any Person engaged by the Corporation for the purpose of fulfilling the duties required to be fulfilled by the Transfer Agent hereunder.

                  "Trustee" means the trustee of the trust appointed by the Corporation, provided that the Trustee shall be a Person unaffiliated with the Corporation, any 5% Stockholder, and any Person purchasing or disposing of Stock in a Prohibited Transfer.

SIXTH:  The Corporation is to have perpetual existence.

SEVENTH: For the management of the business and the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

         1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of the directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies.

         2. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the Delaware General Corporation Law, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation.

EIGHTH: To the full extent permitted by the Delaware General Corporation Law as the same may be amended or supplemented, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. No repeal or modification of this Article EIGHTH by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article EIGHTH at the time of such repeal or modification.

NINTH: The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, as the same may be amended or supplemented, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. If the Delaware General Corporation Law is amended after the date of filing of this Certificate of Incorporation to authorize corporate action providing for additional indemnification, then the Corporation shall provide for such indemnification to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. No repeal or modification of this Article NINTH by the stockholders shall adversely affect any right of any person otherwise entitled to indemnification by virtue of this Article NINTH at the time of such repeal or modification.

TENTH: From time to time, subject to the provisions of any Certificate of Designation filed by the Board of Directors, any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

         IN WITNESS WHEREOF, the undersigned has executed, signed and acknowledged this Amended and Restated Certificate of Incorporation on behalf of Acorn Products, Inc. this ____th day of November, 2002.


                                  Acorn Products, Inc.


                                  By:
                                     -----------------------------------------


                                  Its:
                                      ----------------------------------------